UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 26, 2006

Alliance HealthCard, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number

000-30099

GEORGIA	58-2445301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3500 Parkway Lane, Suite 720, Norcross, GA 30092

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (770) 734-9255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On December 26, 2006, Alliance HealthCard, Inc. (the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Registrant; AHC – Benefit Marketing Acquisition, Inc., an Oklahoma corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”); BMS Holding Company, Inc., an Oklahoma corporation (“BMS”); the subsidiaries of BMS; and the stockholders of BMS (the “BMS Stockholders”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, BMS will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity as a wholly-owned subsidiary of the Registrant (the “Merger”).

When the Merger becomes effective (the “Effective Time”) all the outstanding capital stock of BMS will be converted automatically into the right to receive 10 million shares of the Registrant’s Common Stock, $.001 par value per share (“Registrant Stock”) and promissory notes in the aggregate principal amount of $7,147,000 (the “Notes”). As a result of the Merger, the BMS stockholders (Susan Matthews, Brett Wimberley, and Danny C. Wright) will own 69% of Registrant’s outstanding Common Stock.

The Notes will bear interest at the rate of 1% per year payable quarterly. The principal amount of the Notes is required to be paid in twelve equal quarterly installments, commencing on May 15, 2007, and payable on each August 14, November 14, February 14, and May 15 thereafter through February 14, 2010. However, if the Registrant’s consolidated earnings before income taxes, depreciation, and amortization (“Adjusted Earnings”) for any of the fiscal years ending on September 30, 2007, 2008, or 2009 is less than $4.2 million, then the principal amount of the Notes will be reduced by the same percentage by which Adjusted Earnings for such fiscal year falls short of the $4.2 million amount. The reduced principal amount will be due in equal payments due on the remaining installment payment dates. Payment of the outstanding balance of the Notes may be accelerated if any payment due thereunder is not made within five days of the due date.

The Notes and the 10 million shares of Registrant Common Stock to be issued in the Merger will not be registered under the Securities Act of 1933 (the “Securities Act”) but instead will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The Merger Agreement provides that after the Effective Date, the Board of Directors of Registrant will consist of seven directors, four of whom shall be independent directors within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc. BMS Stockholders Brett Wimberley and Danny C. Wright and one additional director designated by the BMS Stockholders will be elected to Registrant’s Board of Directors.

The Merger Agreement also requires that the Registrant enter into employment agreements with the BMS Stockholders and two employees of the Registrant in the forms attached as exhibits to the Merger Agreement.

The Registrant and BMS have made customary representations, warranties, and covenants in the Merger Agreement, including, among others, covenants to conduct their respective businesses in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger and not to engage in certain kinds of transactions during such period. In addition, BMS, the BMS Stockholders, and the Registrant made certain additional customary covenants, including, among others, covenants not to solicit proposals relating to alternative business combination transactions or enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

Consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement, including a condition that BMS have specified minimum levels of cash and working capital at the Effective Time. The Merger Agreement contains certain termination rights for both the Registrant and BMS and further provides that, upon termination of the Merger Agreement under specified circumstances, the non-terminating party may be required to pay a $50,000 termination fee.

The foregoing summary of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement filed as an exhibit to this report, which is incorporated herein by this reference. In the event of any conflict between the foregoing summary and the full text of the Merger Agreement, the text of such agreement shall control.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Registrant has agreed to issue $7,147,000 in promissory notes pursuant to the Merger Agreement described in Item 1.01 above. See the disclosure in Item 1.01 which is incorporated by reference in response to this Item.

Item 3.02. Unregistered Sales of Equity Securities.

The Registrant has agreed to issue 10 million shares of its Common Stock pursuant to the Merger Agreement described in Item 1.01 above. See the disclosure in Item 1.01 which is incorporated by reference in response to this Item.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger dated December 26, 2006, between Alliance HealthCard, Inc.; AHC – Benefit Marketing Acquisition, Inc.; BMS Holding Company, Inc.; Benefit Marketing Solutions, LLC; BMS Insurance Agency, LLC; Susan Matthews; Brett Wimberly; and Danny C. Wright.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance HealthCard, Inc.

Date: December 28, 2006	/s/ Rita W. McKeown
Rita W. McKeown
Chief Financial Officer
(Principal Financial Officer)